                                                                EXHIBIT 10(e)

                                                         [LINCOLN ELECTRIC LOGO]

                          THE LINCOLN ELECTRIC COMPANY

                                                          22801 St. Clair Avenue
                                               Cleveland, Ohio 44117-1199 U.S.A.
                                                                  (216) 481-8100

July 14, 1993

Mr. Anthony A. Massaro
701 Osage Road
Pittsburgh, PA 15243

Dear Tony:

     It is with pleasure that we extend to you an offer to join the Lincoln Electric Company on August 1, 1993. Your position is Director, International Operations, and you will report to me.

     Your compensation will include an annual base salary of $240,000, payable according to our standard payroll schedule. Such salary will be subject to our normal area wage index except for any periods during which the then current indexed salary would be reduced. For such periods, the salary paid will be unchanged until the multiplier causes the indexed salary to exceed the salary being paid.

     Lincoln Electric will provide you with $50,000 of term life insurance.

     You will be eligible for participation in our Employee Stock Purchase Plan in the same manner as other Lincoln Electric employees.

     You will participate in the Lincoln Electric retirement annuity program in the same manner as other employees of the company. Additionally, you will participate in a non-qualified, non-funded Supplemental Employee Retirement Plan
(SERP), which includes a requirement for forty years of service with the company and retirement at age 65 or later. In this regard, we will credit you with twenty-four years at your starting date. The plan is designed to provide at age 65, 65% of the average income of the three best years out of the previous seven. The 65% will be made up of: our qualified plan, social security and retirement benefits under any retirement or annuity program provided by previous employers and our non-qualified plan. The SERP will be protected by a "Rabbi-Trust". The SERP becomes payable should you leave for reasons other than cause. Its payment amount if paid prior to age 65 will be at 56% through 1994, rising by one percentage point each following year until it reaches 65%, and with a reduction for service short of 40 years based upon multiplying the payable amount by the ratio of qualified service to forty years, and actuarily reduced based on age. It is understood that should you voluntarily leave the Company prior to age 65, no entitlements to the SERP exist.

     The twenty-four years' credit relative to the Supplemental Employee Retirement Plan and vacation schedule will also be credited to other applicable benefit programs, except for Quarter Century Club membership and service pin entitlements.

     Normally, we provide two weeks of paid vacation after one year of full time employment, three weeks after thirteen years, four weeks after twenty years, and five weeks after twenty-five years. In your case, we will credit you with the same twenty-four year period referenced above; thus, you will be entitled to four weeks of vacation during your first year.

     We will cover your moving expenses from your home to the Cleveland area, including all closing costs, through June 1, 1994 in accordance with the Lincoln Electric Domestic Moving Policy.

     On your third anniversary with Lincoln, we will review with you the terms of your employment for the purpose of developing a salary base and incentive bonus compensation package as it applies to all other Lincoln Electric employees. Total compensation at that point will be at least equal to your then existing base salary.

     Although we fully expect a long and productive relationship, you will be covered by an executive severance equal to one year's base salary if you are asked to leave the Company, for reasons other than for cause, or your duties are substantially reduced.

     Our employment offer is contingent upon resolution of the following issues:
That you will not be in breach of any obligations to prior employers or other third parties by entering into employment with the Lincoln Electric Company in the position and manner discussed, and that you agree that you will, under no circumstances use or disclose information which is confidential or proprietary to your previous employer while in the employ of Lincoln Electric.

                                            Yours very truly,

                                            /s/  D. F. Hastings
                                            -----------------------------------
                                                 Chairman and
                                                 Chief Executive Officer

D. F. Hastings:ds

                                            Accepted:

                                            /s/  Anthony A. Massaro
                                            -----------------------------------
                                                 Anthony A. Massaro

                                            July 14, 1993
                                            -----------------------------------
                                            Date

                                                                EXHIBIT 10(e)
                          THE LINCOLN ELECTRIC COMPANY

                       INTERNATIONAL ASSIGNMENT CONTRACT

                               ANTHONY A. MASSARO

ASSIGNMENT LETTER

     This letter confirms our mutual understanding of the terms and conditions applying to your employment with the company as President & CEO, LE Europe in U.K. subject to your acceptance of the terms and conditions as outlined in this letter. The effective date of your international assignment is January 1, 1994. Your home country has been designated as Pittsburgh, PA, USA.

     Your assignment is expected to last 2 years, but not more than 5 years, except as mutually agreed.

     Your base salary and benefits have been designed to provide you with a level of income and benefits comparable to those you would have received in your home country.

     The terms and conditions outlined in this letter will be in effect only for the period of this assignment. When you return home at the completion of your assignment, you will stop receiving any premiums, allowances, and/or differentials provided under this program.

ELEMENTS OF COMPENSATION
BASE SALARY

     Your base salary is currently $240,000 per year. This will be increased to $288,000 beginning January 1, 1994. The Compensation Committee may consider a bonus based on the results in Europe and the financial health of the company as a whole.

TAXES

     In order to equalize your tax bill with that of your counterpart in your home country while you are on international assignment, hypothetical U.S. state and local taxes will be deducted periodically from your total salary. At year end, the company will reimburse the difference between a theoretical home country tax and taxes actually paid in both the U.S. and the assignment country.

     The accounting firm Ernst & Young will prepare your foreign and U.S. tax returns and will assist the company by providing the information necessary to compute your tax reimbursement. You are responsible for providing all your tax information to Ernst & Young on a timely basis by completing their questionnaire and for ultimate filing of all your tax returns.

COST OF LIVING

     An annual cost of living differential of $48,000 will be used to equalize the costs of goods and services in your international assignment country with those in your home country.

HOUSING

     The company will pay your actual cost of rental housing up to a maximum of 45,000 English Pounds annually in England including all utilities.

FOREIGN ASSIGNMENT PREMIUM

     You will receive a foreign assignment premium of 10 percent of base salary, or $2,400 per month. The company provides you with this incentive in recognition of your dedication in undertaking your international assignment. You will receive the first year's premium of $28,800 as a lump sum payment prior to January 1, 1994.

METHOD OF TIMING OF PAYMENTS

     Your total compensation will probably be paid partially in U.S. dollars and partially in the foreign currency of your country of assignment. In general, your cost of living differential will be remitted to you in foreign currency, when possible. All other amounts will be deposited in U.S. dollars via wire transfer to the account you designate (local or U.S.). Note that in special circumstances U.S. and/or foreign tax considerations may influence the timing and method of payment. In these cases, the company may work with tax consultants in order to minimize taxes wherever possible without undue inconvenience to you.

RELOCATION ALLOWANCE

     A one-time relocation allowance of $20,000 will be paid to you before January 1, 1994. This allowance is designed to aid you with the purchase of luggage, hardware, and other incidental expenses related to your move.

SHIPPING/STORAGE

     The company will assume all reasonable expenses incurred for insuring and shipping your personal effects to your final destination. The company will also pay for any import duties and other expenses necessary for the actual delivery of these goods, as well as for storage of goods that remain in the home country.

EDUCATION
FOREIGN LANGUAGE

     The company will reimburse you and your spouse for appropriate language courses.

DEPENDENTS

     The company will pay education allowance in order to provide elementary education for your child which is equivalent to that of public education in your home country.

AUTOMOBILES

     The company will protect you on the loss resulting from the forced sale of your domestic auto prior to your transfer to your country of assignment. When on assignment, a leased car will be provided for you.

HOME LEAVE

     You are eligible for two home leaves per year. The actual cost of business class air fare for you and your family will be paid by the company for round-trip travel from U.K. to Pittsburgh, PA. Incidental expenses en route will also be covered.

REPATRIATION

     Normally, employees returning from international assignments will return to their home-country department for reassignment. Relocation (travel, shipping, and temporary living expenses) policies as noted above will apply to repatriation.

TERMINATION

     If you terminate while abroad either at your own or the company's option, the company will pay moving expenses in accordance with the company's domestic and foreign policy for yourself, your family and your household belongings. Expenses to your home country will be paid, provided you return within 30 days of termination. If a company-initiated termination occurs, you will receive adequate advance notice. Similarly, if you voluntarily terminate, you are expected to give appropriate notice. If you are provided with leased housing, you must agree to vacate within 30 days of termination. Termination will require immediate settlement of all outstanding tax, travel, and other advances. Other conditions included in your original offer letter dated July 14, 1993 will continue to apply.

CONDUCT

     Each employee on international assignment is expected to conduct business affairs with the highest level of integrity. In general, domestic guidelines should always be followed.

     With respect to tax compliance, please note the following:

     - The company regards compliance with U.S. and foreign income tax requirements as a mandatory obligation of the expatriate.

     - Expatriates must conduct themselves at all times so as to avoid charges of tax evasion or abuse, or of violation of local law, which could jeopardize in any way their standing personally or as a representative of the company.

     - Expatriates are expected to exercise care and attention in minimizing their liability for U.S. and foreign taxes in accordance with appropriate principles of tax planning. Expatriates must cooperate with both the company and the outside tax consultants to ensure that their tax returns are filed on a timely basis and in such a manner as to produce the lowest possible tax permitted by law.

AGREEMENT

     This agreement is made at Cleveland, Ohio and is subject to all applicable laws thereof. In the event that any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provision of this letter.


______________________________________
Donald F. Hastings,
Chairman and Chief Executive Officer

______________________________________
Date

I agree and accept this assignment
as outlined above.

______________________________________
Anthony A. Massaro

______________________________________
Date